Annex II
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               KENWIN SHOPS, INC.

                            Under Section 805 of the
                            Business Corporation Law

     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, being the President and Secretary of the corporation, hereby certify:

              FIRST:            The name of the Corporation is
                                    KENWIN SHOPS, INC.

     SECOND: The Certificate of Incorporation was filed by the Secretary of State of New York, on December 10, 1946.

     THIRD: The amendment to the Certificate of Incorporation effected by this Certificate is as follows:

     The paragraph of the Certificate of Incorporation, relating to the authorized shares of the corporation, is hereby amended to change the authorized capital of the corporation from one million (1,000,000) shares, par value one dollar ($1.00) per share, to one million (1,000,000) shares, par value one cent ($0.01) per share, so as to read as follows:

                    "The  corporation  shall be  authorized to issue one million
                 (1,000,000)shares all of which shall have a par value of one cent ($0.01) per share."

     FOURTH: The amendment of the Certificate of Incorporation was authorized by the affirmative vote of the holders of at least a majority of the shares entitled to vote at a meeting of shareholders.

     FIFTH: The 557,160 shares, par value one dollar ($1.00) per share which are currently authorized and outstanding, are hereby changed, at the rate of one for one, into 557,160 shares, par value one cent ($0.01) per share, issued and outstanding.

     The 442,840 shares, par value one dollar ($1.00) per share which are currently authorized but are not outstanding, are hereby changed into 442,840 shares, par value one cent ($0.01) per share, authorized but not outstanding.

     SIXTH: The stated capital of the corporation is reduced from $557,160.00 to $5,571.60 by reduction of the par value of the issued shares of the corporation as set forth in the change stated above.

     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this ___ day of November, 1996.


                                                              KENWIN SHOPS, INC.


                                             By_________________________________
                                                                     - President

                                             By_________________________________
                                                                     - Secretary